                            STOCK PURCHASE AGREEMENT


                                 by and between



                             BRAZIL FAST FOOD CORP.

                            (a Delaware Corporation)


                                       and


                     AIG LATIN AMERICA EQUITY PARTNERS, LTD.

                               (a Bermuda Company)




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                                TABLE OF CONTENTS

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ARTICLE I DEFINITIONS....................................................................................1

ARTICLE II SALE AND PURCHASE OF SHARES...................................................................5
   2.1 Agreement to Sell and Purchase....................................................................5
   2.2 Purchase Price....................................................................................5

ARTICLE III CLOSING......................................................................................5
   3.1 Time of Closing...................................................................................5
   3.2 The Company's Obligations.........................................................................5
   3.3 the Purchaser's Obligations.......................................................................5

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY.................................................6
   4.1 Organization and Corporate Power..................................................................6
   4.2 Authorization.....................................................................................7
   4.3 Capitalization....................................................................................7
   4.4 SEC Documents and Financial Statements............................................................9
   4.5 Absence of Certain Changes........................................................................9
   4.6 Absence of Undisclosed Liabilities...............................................................10
   4.7 Litigation.......................................................................................10
   4.8 Restrictions on Business Activities..............................................................10
   4.9 Certain Contracts and Arrangements...............................................................10
   4.10 Title of Property...............................................................................11
   4.11 Intellectual Property...........................................................................12
   4.12 Environmental Matters...........................................................................13
   4.13 Taxes...........................................................................................13
   4.14 Employee Benefit and Labor Matters..............................................................14
   4.15 Employee Matters................................................................................17
   4.16 Interested Party Transactions...................................................................17
   4.17 Insurance.......................................................................................17
   4.18 Compliance with Laws............................................................................18
   4.19 Minutes Books...................................................................................18
   4.20 Complete Copies of Materials....................................................................18
   4.21 Brokers' and Finders' Fees......................................................................18
   4.22 Suppliers.......................................................................................18
   4.23 Occupational Safety and Health..................................................................18
   4.24 Representations Complete........................................................................18

ARTICLE V REPRESENTATIONS OF THE PURCHASER..............................................................19
   5.1 Organization.....................................................................................19
   5.2 Authority........................................................................................19
   5.3 Enforceability...................................................................................19
   5.4 Securities Act...................................................................................19

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ARTICLE VI CONDITIONS OF PURCHASE.......................................................................20
   6.1 Conditions Precedent to the Purchaser's Performance..............................................20
   6.2 Conditions Precedent to the Company's Performance................................................22

ARTICLE VII COVENANTS OF THE COMPANY....................................................................23
   7.1 Use of Proceeds..................................................................................23
   7.2 Registration Rights..............................................................................23
   7.3 Underwriters.....................................................................................23
   7.4 Exchange, Transfer and Replacement of Share Certificates.........................................23
   7.5 Reservation of Shares............................................................................24

ARTICLE VIII COMPANY'S OBLIGATIONS BEFORE CLOSING.......................................................24
   8.1 Affirmative Obligations of the Company...........................................................24
   8.2 Negative Obligations of the Company..............................................................25

ARTICLE IX OBLIGATIONS AFTER CLOSING....................................................................26
   9.1 Company's Indemnity..............................................................................26
   9.2 Claims Between the Purchaser and the Company.....................................................27
   9.3 De Minimis.......................................................................................27
   9.4 Payment..........................................................................................27

ARTICLE X GENERAL.......................................................................................27
   10.1 Amendments, Waivers and Consents................................................................27
   10.2 Survival of Covenants; Assignability of Rights..................................................28
   10.3 Governing Law...................................................................................28
   10.4 Section Headings................................................................................28
   10.5 Publicity.......................................................................................28
   10.6 Counterparts....................................................................................29
   10.7 Notices.........................................................................................29
   10.8 Severability....................................................................................30
   10.9 Expenses........................................................................................30
   10.10 Entire Agreement...............................................................................30
   10.11 Specific Enforcement; Injunctive Relief........................................................30

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                                       ii

                            STOCK PURCHASE AGREEMENT


                  This Stock Purchase Agreement (the "Agreement") is made and entered into as of July 23, 1997, by and between AIG Latin America Equity Partners, Ltd., a Bermuda company (the "Purchaser"), and Brazil Fast Food Corp., a Delaware corporation (the "Company").

                              W I T N E S S E T H:

                  WHEREAS, the Company desires to obtain Four Million Five Hundred Thousand Dollars ($4,500,000) of additional capital by selling to the Purchaser One Million Five Hundred Thousand (1,500,000) shares (the "Shares") of its common stock, par value $0.0001 per share (the "Common Stock") and five-year warrants (the "Warrants") to purchase 250,000 shares of Common Stock at an initial exercise price of $4.00 per share, and the Purchaser desires to acquire the same, all subject to the terms and conditions of this Stock Purchase Agreement; and

                  WHEREAS, the Purchaser and the Company are, simultaneously with the Closing of this Stock Purchase Agreement, entering into a certain Registration Rights Agreement and a Warrant Agreement, and certain stockholders of the Company, the Purchaser and the Company are, simultaneously with the Closing of this Stock Purchase Agreement, entering into a Stockholders' Agreement among the Purchaser, the Company and the persons named in Schedule A thereto (the "Stockholders' Agreement") (collectively, the above agreements are hereafter referred to as the "Agreements"), all of which collectively provide for a constructive and mutually beneficial relationship between the Purchaser and the Company; and

                  NOW, THEREFORE, in consideration of the respective agreements herein contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and subject to the terms and conditions set forth herein, the parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

                  For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article I.

"Agreement" shall have the meaning set forth in the recitals hereto.

"Agreements" shall have the meaning set forth in the recitals hereto.

"Balance Sheet" shall have the meaning set forth in Section 4.6.

"Balance Sheet Date" shall have the meaning set forth in Section 4.5.

"Best Knowledge of the Company" shall mean and include (a) actual knowledge of the executive officers and directors of the Company and (b) that knowledge which a prudent businessperson could have obtained in the management of his or her business affairs after making due inquiry and exercising due diligence with respect thereto. In connection therewith, the knowledge of any such executive officer or director of the Company shall be imputed to be the knowledge of the Company.

"Closing" shall have the meaning set forth in Section 3.1.

"Closing Date" shall mean such date as the parties hereto mutually agree; provided, however, that in no event shall such date be later than August 11, 1997.

"COBRA" shall mean the Consolidated Omnibus Budget Reconciliations Act of 1985, as amended.

"Code" shall mean the Internal Revenue Code of 1986, as amended.

"Common Stock" shall have the meaning set forth in the recitals hereto.

"Company" shall have the meaning set forth in the recitals hereto.

"Confidential Information" shall have the meaning set forth in Section 4.11.

"Contracts" shall have the meaning set forth in Section 4.9.

"Defined Benefit Plan" shall have the meaning set forth in Section 4.14.

"Defined Contribution Plan" shall have the meaning set forth in Section 4.14.

"DOL" shall mean the Department of Labor.

"Dollars, US Dollars and $" shall mean the lawful currency of the United States of America , or its equivalent in any other currency.

"Encumbrances" shall mean all liens, mortgages, pledges, options, claims, charges, security interests, rights of first refusal, rights of way, hypothecations or other legal or equitable encumbrances, limitations, defects in title or restrictions of any kind or nature whatsoever.

"Environmental Law" shall mean any requirement of foreign or U.S. federal, state, or local law, civil or criminal, or regulation, relating to air quality, surface water quality, ground water quality, soil, solid waste management, hazardous or toxic substances, or the protection of health or the environment; and all applicable state statutes and regulations; including any retroactive amendments or extensions thereof in effect on the date hereof.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

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

"Facilities" shall have the meaning set forth in Section 4.12.

"Financial Statements" shall have the meaning set forth in Section 4.4.

"Governmental Authorization" shall mean any approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body.

"Governmental Body" shall mean any multi-national, U.S., Brazilian or other, federal, national, state, local (including county, city, town, village), municipal, or other jurisdiction or government or governmental authority (including any branch, agency, department, official or Person, and any court or other tribunal) or any body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

"Hazardous Materials" shall have the meaning set forth in Section 4.12.

"Indemnified Party" shall have the meaning set forth in Section 9.2.

"Indemnifying Party" shall have the meaning set forth in Section 9.2.

"Intellectual Property" shall mean all trademarks, service marks, trade dress, logos and trade names; patents or inventions; copyrights (including software); mask works; and trade secrets, formulas and confidential business information and know-how, used or owned by or licensed to the Company or any of its subsidiaries which are of any value or importance to its business or which it is authorized to use in the provision, production or marketing of any services or products now provided, produced or proposed to be provided, produced or marketed by the Company.

"Legal Requirement" shall mean any U.S., Brazilian, or other federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, code, statute or treaty.

"Licenses" shall have the meaning set forth in Section 4.1.

"Material Adverse Effect" shall mean a material adverse effect upon the business, operations, prospects, properties, assets, liabilities or condition (financial or other) of the Company or the Company and its subsidiaries, taken as a whole.

"Multi-employer Plan" shall have the meaning set forth in Section 4.14.

"Ordinary Course of Business" shall mean an action taken by a Person which is:

         (a) consistent with the past practices of such Person and taken in the ordinary course of the normal day-to-day operations of such Person;

         (b) not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and


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

         (c) similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

"PBGC" shall mean the Pension Benefit Guaranty Corporation.

"Person" shall mean any individual, corporation, (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

"Plan" shall have the meaning set forth in Section 4.14.

"Purchaser" shall have the meaning set forth in the recitals hereto.

"Purchase Price" shall have the meaning set forth in Section 2.2.

"Purchaser Indemnified Party" shall have the meaning set forth in Section 9.1.

"Purchaser Losses" shall have the meaning set forth in Section 9.1.

"Real Properties" shall mean the real properties owned, leased, occupied or used by the Company, or in connection with its business.

"Receita Federal" shall have the meaning set forth in Section 4.14.

"SEC Documents" shall have the meaning set forth in Section 4.4.

"Securities Act" shall mean the Securities Act of 1933, as amended.

"Shares" shall have the meaning set forth in the recitals hereto.

"Stock Option Plan" shall have the meaning set forth in Section 4.3.

"Stockholders' Agreement" shall have the meaning set forth in the recitals hereto.

"Taxes" shall mean any federal, state, local, municipal or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, wind-fall profits, environmental (including taxes under the Code
Section 59A), customs, duties, capital stock, franchise, profits, business and occupation, withholding, social security (or similar), unemployment, disability, real property or personal property, intangibles, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty, or addition thereto whether disputed or not imposed by or on behalf of the United States, Brazil, or any other country (or any political subdivision or tax authority thereof or therein).

"Tax Return" shall mean any return, declaration, estimate, report, claim for refund, or information return or statement relating to Taxes, including any amendment thereof.

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

"Third Party Intellectual Property Rights" shall have the meaning set forth in
Section 4.11.

"Warrants" shall have the meaning set forth in the recitals hereto.


                                   ARTICLE II
                           SALE AND PURCHASE OF SHARES

                  2.1 Agreement to Sell and Purchase. At the Closing, the Company agrees, on the terms and subject to the conditions hereinafter set forth, to sell, transfer and deliver or cause to be sold, transferred and delivered to the Purchaser, free and clear of all Encumbrances, and the Purchaser agrees to purchase from the Company on the terms, subject to the conditions, and in reliance upon the covenants, agreements, representations, warranties and indemnities of the Company hereinafter set forth, the Shares and the Warrants.

                  2.2 Purchase Price. In consideration of the issuance to the Purchaser of the Shares and the Warrants, at the Closing, the Purchaser shall pay to the Company as the purchase price (the "Purchase Price") Four Million Five Hundred Thousand Dollars ($4,500,000) by wire transfer in immediately available funds to an account designated in writing by the Company.

                                   ARTICLE III
                                     CLOSING

                  3.1 Time of Closing. Subject to the terms and conditions of this Agreement, the closing (the "Closing") of the sale and purchase of the Shares and the Warrants shall take place at the offices of Curtis, Mallet-Prevost, Colt & Mosle, 101 Park Avenue, New York, New York 10178 at such time and place as may be acceptable to the parties provided, however, that in no event shall such date be later than August 11, 1997.

                  3.2 The Company's Obligations. At the Closing, the Company is delivering to the Purchaser (i) a duly executed copy of this Agreement; (ii) the Shares; (iii) the Warrants; (iv) a duly executed copy of the Registration Rights Agreement; (v) a duly executed copy of the Stockholders' Agreement; (vi) a duly executed copy of the Warrant Agreement; (vii) an opinion of counsel to the Company required by Section 6.1 hereof; (viii) the President's Certificate required by Section 6.1 hereof; (ix) the Good Standing Certificate(s) required by Section 6.1 hereof; and (x) the Certificate of Incorporation, Bylaws, and resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement, and such other certificates and opinions as the Purchaser may reasonable request.

                  3.3 The Purchaser's Obligations. At the Closing, the Purchaser is delivering to the Company (i) the Purchase Price; (ii) a duly executed copy of this Agreement; (iii) a duly executed copy of the Registration Rights Agreement; (iv) a duly executed copy of the Stockholders' Agreement; (v) a duly executed copy of the Warrant Agreement;

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

and (vi) evidence of the authorization of the execution, delivery and performance of this Agreement..

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  In order to induce the Purchaser to enter into this Agreement, the Company represents and warrants to the Purchaser, its successors and assigns as follows:

                  4.1 Organization and Corporate Power

                  (a) Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is qualified to do business as a foreign corporation in each jurisdiction in which such qualification is required, except where the failure to so qualify could not have a Material Adverse Effect. Each of the Company and its subsidiaries has all required power and authority (corporate and other) to own, operate and lease its properties and assets and to carry on its business as presently conducted, and the Company has all required power and authority (corporate and other) to enter into and perform each of the Agreements and to carry out the transactions contemplated hereby and thereby. The copies of the Certificate of Incorporation and By-Laws of the Company, as amended to date, which have been furnished to counsel for the Purchaser by the Company, are correct and complete at the date hereof. Neither the Company nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or By-Laws or equivalent organizational documents. No consent, approval, order, license, permit or authorization of, or registration, declaration or filing with, any Governmental Body or any other Person is required to be obtained or made by or with respect to the Company in connection with any of the Agreements or the consummation of the transactions contemplated hereby or thereby, except where the failure to obtain or make could not have a Material Adverse Effect.

                  (b) Except as disclosed in Schedule 4.1, the Company is the owner, directly or indirectly through its subsidiaries, of all outstanding shares of capital stock of each of its subsidiaries and all such shares are duly authorized, validly issued, fully paid and non-assessable and are owned by the Company, directly or indirectly through its subsidiaries, free and clear of all liens, charges, claims and Encumbrances or rights of others. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any such subsidiary, or otherwise obligating the Company or any such subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire such securities. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

                  (c) Except as provided in Schedule 4.1, the Company and each of its subsidiaries and their respective properties, assets, operations and businesses are in


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compliance in all material respects with all applicable statutes, laws, ordinances, rules and regulations of any court, administrative agency or commission or other Governmental Body and any filing requirements relating thereto, including Environmental Laws. The Company and each of its subsidiaries has obtained all permits, licenses and other authorizations (collectively, "Licenses") which are required with respect to the operation of their respective businesses and the ownership of their respective assets under U.S., Brazilian or other, federal, state, local and foreign laws, including Environmental Laws except when the failure to obtain could not have a Material Adverse Effect, and each of them is in compliance in all material respects with all terms and conditions of such Licenses.

                  4.2 Authorization. Each of the Agreements and all documents and instruments executed pursuant thereto, are legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms. The execution and delivery of each of the Agreements by the Company does not, and the consummation of the transactions contemplated hereby or thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Certificate of Incorporation or Bylaws or equivalent organizational documents of the Company or any of its subsidiaries, as amended, or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, laws, ordinance rule or regulation applicable to the Company or any of its subsidiaries or any of their respective properties, assets or businesses, except where such conflict, violation, default, termination, cancellation or acceleration with respect to the foregoing provisions of clause
(ii) would not have and could not reasonably be expected to have a Material Adverse Effect. The execution, delivery and performance of the Agreements and the issuance of the Shares and the Warrants have been duly authorized by all necessary corporate action of the Company.

                  4.3 Capitalization.

                  (a) The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, $0.0001 par value, and 5,000 shares of Preferred Stock $.01 par value, of which there were issued and outstanding immediately prior to Closing 10,784,525 shares of Common Stock and no shares of Preferred Stock. There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities other than pursuant to (i) the exercise of options outstanding under the Company's Stock Option Plan (the "Stock Option Plan"),
(ii) the exercise of outstanding warrants evidencing the right of the holders thereof to purchase an aggregate of 5,379,250 shares of Common Stock, as more fully described in Schedule 4.3 hereof, (iii) the exercise of outstanding options ("Director Options") granted to certain Directors of the Company to purchase 220,000 shares of Common Stock and (iv) as provided in the Agreements. All outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any Encumbrances other than any liens or encumbrances created by or imposed


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

upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation, as amended, or Bylaws, as amended, of the Company or any agreement to which the Company is a party or by which it is bound. Immediately prior to Closing, the Company has reserved 500,000 shares of Common Stock for issuance to employees and consultants pursuant to the Stock Option Plan, no shares have been issued pursuant to option exercises, 372,500 shares are subject to outstanding, unexercised options, and no shares are subject to outstanding stock purchase or other rights. Immediately prior to Closing, the Company has reserved 5,379,250 shares of Common Stock for issuance upon exercise of the warrants described on
Schedule 4.3. Except for the rights created pursuant to the Agreements, the warrants described on Schedule 4.3, the Stock Option Plan and the Director Options, there are no other options, warrants, calls, rights, commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Other than as set forth on Schedule 4.3 hereof, there are no contracts, commitments or agreements relating to voting, purchase or sale of the Company capital stock (i) between or among the Company and any of its stockholders or other Persons and
(ii) to the Best Knowledge of the Company, between or among any of the Company stockholders. True and complete copies of all agreements and instruments relating to or issued under the Stock Option Plan, have been filed as an exhibit to the SEC documents and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form as filed.

                  (b) Other than as provided in Schedule 4.3 and as set forth in the Registration Rights Agreement, there are no outstanding rights (other than those of which have been satisfied) which permit the holder thereof to cause the Company to file a registration statement under the Securities Act or which permit the holder thereof to include securities of the Company in a registration statement filed by the Company under the Securities Act, and there are no outstanding agreements or other commitments which otherwise relate to the registration of any securities of the Company under the Securities Act. All securities of the Company heretofore issued and sold by the Company were issued and sold in compliance with all applicable Federal and state securities laws. Assuming that the representations and warranties of the Purchaser set forth in
Article V are true and correct, the offering, issuance and sale of the Shares and the Warrants will be exempt from the registration requirements of the Securities Act.

                  4.4 SEC Documents and Financial Statements. The Company has furnished or made available to the Purchaser a true and complete copy of each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) under the Securities Act, definitive proxy statement and other filing filed with the SEC by the Company since January 1, 1996, and, prior to the Closing, the Company will have furnished the Purchaser with true and complete copies of any additional documents filed with the SEC by the Company prior to the Closing (collectively, the "SEC Documents"). In addition, the Company has made available to the Purchaser all exhibits to the SEC Documents filed prior to the date hereof, and will promptly make available to the Purchaser all exhibits to any additional SEC Documents filed prior to the Closing. The Company has filed with the SEC all reports and registration statements and other filings required to be filed with the SEC under the rules and regulations of the SEC. All documents required to be filed as exhibits to the SEC Documents have been so filed, and all material contracts so filed as exhibits are in full force and effect, except those which have expired in accordance with their terms or have been revised as disclosed in the SEC Documents, and neither the Company nor any of its subsidiaries is in default thereunder. As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed SEC Document. The financial statements of the Company, including the notes thereto, included in the SEC Documents (the "Financial Statements") were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and were prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q of the SEC). The Financial Statements fairly present the financial condition and operating results of the Company and its subsidiaries at the dates and for the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments). There has been no change in the Company's accounting policies except as described in the notes to the Financial Statements.

                  4.5 Absence of Certain Changes. Since March 31, 1997, (the "Balance Sheet Date"), each of the Company and its subsidiaries has conducted its business in the Ordinary Course of Business, consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect; (ii) any acquisition, sale or transfer of any material asset of the Company or any of its subsidiaries; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or any of its subsidiaries or any revaluation by the Company or any of its subsidiaries of any of their respective assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of capital stock of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its shares of capital stock; (v) any material contract entered into by the Company or any of its subsidiaries, other than in the Ordinary Course of Business and as provided to the Purchaser, or any material amendment or termination of, or default under, any material contract to which the Company or any of its subsidiaries is a party or by which any of them are bound; or (vi) any commitment or agreement by the Company or any of its subsidiaries to do any of the things described in the preceding clauses (i) through (v).

                  4.6 Absence of Undisclosed Liabilities. Neither the Company nor any of its subsidiaries has any material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the balance sheet included in the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1997, including the notes thereto (the "Balance Sheet"), (ii) those incurred in the Ordinary Course of Business and not required to be set forth in the Balance Sheet under generally accepted accounting principles, (iii) those incurred in the Ordinary Course of Business since the Balance Sheet Date; and (iv) those incurred in connection with the execution of the Agreements.

                  4.7 Litigation. Except as set forth in the SEC Documents or on
Schedule 4.7, there is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the Best Knowledge of the Company, threatened against the Company, any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) that, individually or in the aggregate, if determined adversely against the Company and its subsidiaries could reasonably be expected to have a Material Adverse Effect. There is no judgment, decree or order against the Company, or any of its subsidiaries or, to the Best Knowledge of the Company, any of their respective directors or officers (in their capacities as such), that could prevent, enjoin, alter or delay any of the transactions contemplated by the Agreements, or that could reasonably be expected to have a Material Adverse Effect.

                  4.8 Restrictions on Business Activities. There is no material agreement, judgment, injunction, order or decree binding upon the Company or any of its subsidiaries which has or reasonably could be expected to have the effect of prohibiting or materially impairing any current or future business practice of the Company or any of its subsidiaries, any acquisition of property by the Company or any of its subsidiaries or the conduct of business by the Company or any of its subsidiaries as currently conducted or as proposed to be conducted by the Company or any of its subsidiaries.

                  4.9 Certain Contracts and Arrangements. Except for agreements listed as exhibits to the SEC Documents, neither the Company nor any of its subsidiaries is a party to any (i) material employment agreement or employment agreement with any officer or director, (ii) material collective bargaining or industry-wide labor agreement, (iii) material license agreement or arrangement,
(iv) indenture, mortgage, note, installment obligation, agreement or other instrument relating to the borrowing of money in excess of $50,000 or the guaranty of any obligation for the borrowing of money in excess of such amount, or (v) other material agreement or arrangement.

                  The Company is in compliance with the provisions of all material contracts (the "Contracts") to which it is a party, including, without limitation, (i) the Assignment and Transfer of Quotas and Other Covenants dated March 19, 1996 by and among Bob's Industria e Comercio Ltda. ("BIEC"), Arnaldo Bisoni ("Bisoni"), the

Company and Vendex do Brasil Industria e Comercio Ltda. ("Vendex"); (ii) the Conditional Assignment and Transfer of Trademark Rights dated March 19, 1996 between the Company and Vendex International, N.V. and (iii) the Pledge and Security Agreement dated March 19, 1996 by and among Shampi Investments A.E.C. ("Shampi"), the Company, BIEC, Vendex and Vendex International, N.V., and there is no default or event that with or without notice or lapse of time, or both, would constitute a default or an event of acceleration by any party to any of the Contracts or would give any party the right to terminate, modify, cancel or exercise any remedy under any of the Contracts. All necessary Governmental Authorizations with respect to the Contracts have been obtained. The Company has not given or received any notice or other communication (oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under any Contract and does not have any knowledge or reason to believe that any party to any of the Contracts intends to cancel or terminate any Contract or to exercise or not exercise any options under any Contract. The Company is not a party to, nor is it or its property bound by, any agreement that is materially adverse to the business, operations, prospects, assets, liabilities or condition, financial or other, of the Company or of the Company and its subsidiaries, taken as a whole.

                  4.10 Title of Property. Each of the Company and its subsidiaries has good and valid title to all of their respective properties, interests in properties and assets, real and personal, reflected in the Balance Sheet or acquired after the Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Balance Sheet date in the Ordinary Course of Business), or in the case of leased properties and assets, valid leasehold interests in such properties, free and clear of all Encumbrances, except (i) liens for of current taxes not yet due and payable,
(ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties and (iii) liens securing debt which is reflected on the Balance Sheet. The plants, property and equipment of the Company and its subsidiaries are in good operating condition and repair. All properties used in the operations of the Company and its subsidiaries are reflected in the Balance Sheet to the extent generally accepted accounting principles require the same to be reflected.

                  4.11 Intellectual Property.

                  (a) The Company or its subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property that is used or proposed to be used in the business of the Company and the businesses of its subsidiaries as currently conducted or as proposed to be conducted by the Company and its subsidiaries, except to the extent that the failure to have such rights have not and could not reasonably be expected to have a Material Adverse Effect.

                  (b) To the Best Knowledge of the Company, there is no material unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of the Company or any of its subsidiaries, any trade secret material to the

Company or any of its subsidiaries, or any material licenses, sublicenses and other agreements as to which the Company or any of its subsidiaries is a party and pursuant to which the Company or any of its subsidiaries is authorized to use any third party patents, trademarks or copyrights, including software ("Third Party Intellectual Property Rights"), by any third party, including any employee or former employee of the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries has entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property.

                  (c) Neither the Company nor any of its subsidiaries is, nor will the Company or any of its subsidiaries be as a result of the execution and delivery of the Agreements or the performance of the Company's obligations under the Agreements, in breach of any license, sublicense or other agreement relating to the Intellectual Property or Third Party Intellectual Property Rights.

                  (d) All patents, registered trademarks, service marks and copyrights held by the Company or any of its subsidiaries are valid and subsisting. Neither the Company nor any of its subsidiaries (i) has been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party or (ii) has brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party. The manufacture, marketing, licensing or sale of the products and services of the Company and its subsidiaries do not infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party.

                  (e) Each of the Company and its subsidiaries has secured valid written assignments from all consultants and employees who contributed to the creation or development of Intellectual Property of the rights to such contributions that the Company and its subsidiaries does not already own by operation of law.

                  (f) Each of the Company and its subsidiaries has taken all reasonable and appropriate steps to protect and preserve the confidentially of all Intellectual Property not otherwise protected by patents, or patent applications or copyright ("Confidential Information"). All use, disclosure or appropriation of Confidential Information owned by the Company and its subsidiaries or to a third party has been pursuant to the terms of a written agreement with such third party. All use, disclosure or appropriation of Confidential Information not owned by the Company and its subsidiaries has been pursuant to the terms of a written agreement with the owner of such Confidential Information, or is otherwise lawful.

                  4.12 Environmental Matters

                  (a)  The following terms shall be defined as follows:

                           (i)      "Hazardous  Materials" shall mean any toxic
or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, petroleum products and those substances, materials and wastes defined in or regulated under any Environmental Law.

                           (ii)     "Facilities" shall mean all buildings and
improvements on the Real Properties.

                  (b) The Company represents and warrants as follows with respect to the operations of the Company and its subsidiaries: (i) to the Best Knowledge of the Company, no friable asbestos is contained in the Facilities;
(ii) all Hazardous Materials have been disposed of in accordance with all Environmental Laws; (iii) the Company and its subsidiaries has received no notice (verbal or written) of any noncompliance of the Facilities or its past or present operations with Environmental Laws; (iv) no notices, administrative actions or suits are pending or, to the Best Knowledge of the Company, threatened relating to a violation of any Environmental Laws; (v) to the Best Knowledge of the Company, there have not been in the past, and are not now, any Hazardous Materials under or migrating to or from the Facilities or the Real Properties; (vi) to the Best Knowledge of the Company, there have not been in the past, and are not now, any underground tanks or underground improvements at, on or under the Real Properties, including without limitation , treatment or storage tanks, sumps, or water, gas or oil wells; (vii) to the Best Knowledge of the Company, the Facilities and the Company's and its subsidiaries uses and activities therein have at all times complied with all Environmental Laws; and
(viii) the Company and its subsidiaries have all the permits and licenses required to be issued and are in full compliance with the terms and conditions of those permits.

                  4.13 Taxes. The Company and each of its subsidiaries, and any consolidated, combined, unitary or aggregate group for tax purposes of which the Company or any of its subsidiaries is or has been a member have timely filed all Tax Returns required to be filed by it taking into account extensions of due dates, has paid all Taxes shown thereon to be due and has provided adequate accruals in accordance with generally accepted accounting principles in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns. Except as disclosed in the SEC Documents, (i) no material claim for Taxes has become a lien against the property of the Company or any of its subsidiaries or is being asserted against the Company other than liens for Taxes not yet due and payable, (ii) no audit of any Tax Return of the Company or any of its subsidiaries is being conducted by a Tax authority, (iii) no Tax authority is now asserting, or to the Best Knowledge of the Company, threatening to assert against the Company or any of its subsidiaries any deficiency or claim for additional Taxes, and there are no requests for information from a Tax authority currently outstanding that could affect the Taxes of the Company or any of its subsidiaries, (iv) no extension of the statute of limitations on the assessment of any

Taxes has been granted by the Company or any of its subsidiaries and is currently in effect, and (v) neither the Company nor any of its subsidiaries has entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a nondeductible expense pursuant to Sections 162(m) or 280G of the Code. Neither the Company nor any of its subsidiaries is a party to any tax sharing or tax allocation agreement nor does the Company owe any amount under any such agreement. The Company and each of its subsidiaries is in full compliance with all terms and conditions of any tax exemptions or other tax-sparing agreement or order of a foreign government and the consummation of the transactions contemplated by the Agreements shall not have any adverse effect on the continued validity and effectiveness of such tax exemptions or other tax-sparing agreement or order.

                  4.14 Employee Benefit and Labor Matters.


                  (a) Neither the Company nor any subsidiary has in the past and does not now sponsor, maintain, contribute or otherwise have any obligation with respect to any pension, profit sharing, retirement, fringe benefit, deferred compensation, stock purchase, stock option, incentive, bonus, vacation, severance, disability, hospitalization, medical insurance or life insurance plan, oral or written commitment of any nature regarding retiree health care, or program or any other type of employee benefit plan, program or arrangement within the meaning of Section 3(3) of ERISA including without limitation any defined benefit plan within the meaning of Section 3(35) of ERISA or Section 414(j) of the Code or any defined contribution plan within the meaning of
Section 3(34) of ERISA or Section 414(j) of the Code or any multiemployer plan within the meaning of Section 3(37) and 4001(a)(3) of ERISA for the benefit of any current or former officers or employees of the Company or any subsidiary or their beneficiaries (whether on an active or frozen basis).

                  (b) Except as set forth on Schedule 4.14, neither the Company nor any subsidiary has in the past and does not now sponsor, maintain, contribute or otherwise have any obligation with respect to any pension, profit sharing, retirement, fringe benefit, deferred compensation, stock purchase, stock option, incentive, bonus, vacation, severance, disability, hospitalization, medical insurance or life insurance plan, oral or written commitment of any nature regarding retiree health care, or program or any other type of employee benefit plan, program or arrangement under Brazilian law including without limitation any defined benefit plan ("Defined Benefit Plan") or any defined contribution plan ("Defined Contribution Plan") or any multiemployer plan ("Multiemployer Plan") for the benefit of any current or former officers or employees of the Company or any subsidiary or their beneficiaries (whether on an active or frozen basis) (hereinafter each individually referred to as a "Plan" and collectively referred to as the "Plans")

                  (c) Except as set forth on Schedule 4.14, (A) the Company and each subsidiary have complied in all material respects with all applicable laws, rules and regulations of governmental agencies or authorities relating to the employment of labor in connection with the operation of their businesses, including, without limitation, ERISA and the regulations and published interpretations of the Internal Revenue Service, regulations issued by the Brazilian Internal Revenue Services ("Receita Federal"), the Secretaria de Previdencia Complementar and the Superintendencia de Seguros Privados - SUSEP, the PBGC or the Department of Labor thereunder, the requirements of COBRA, related to continuation of group health coverage by employees and former employees, and those relating to wages, hours, salaries, "aditionais" and other benefits granted by law, including "Consolidacao das Leis do Trabalho" by virtue of collective bargaining agreements or individual employment agreements, unemployment insurance, workers' compensation, equal employment opportunity, collective bargaining and the payment and withholding of Taxes, including income and disability Taxes and any other applicable contributions required by law, including, but not limited to, social security taxes and the severance indemnity account and (B) except as disclosed in the SEC Documents, (x) since March 19, 1996, neither the Company nor any subsidiary has experienced any strikes, work stoppages, significant grievance proceedings or claims of unfair labor practices filed nor have there been any threats known to the Company within such period to file any such significant grievance proceedings or claims of unfair labor practices and (y) to the Best Knowledge of the Company prior to March 19, 1996, neither the Company nor any subsidiary has experienced any strikes, work stoppages, significant grievance proceedings or claims of unfair labor practices filed nor have there been any threats known to the Company within such period to file any such significant grievance proceedings or claims of unfair labor practices.

                  (d) Except as set forth in Schedule 4.14, neither the Company nor any subsidiary has in the past and does not now sponsor, maintain, contribute to or otherwise have any obligation with respect to any Plan. The Company has furnished to Purchaser true and correct copies of (A) all documents evidencing each of the Plans referred to in Schedule 4.14 hereto (or true and correct written summaries of such Plans to the extent not evidenced by documents) and all employee communications with respect to the Plans, (B) copies of the last filed Annual Report with respect to each Plan and all Schedules and exhibits to all such reports (to the extent such reports were required) and the most recent actuarial valuation and annual accounting of Plan assets and (C) all contracts relating to such Plans with respect to which the Company, the Plans may have liability, including without limitation, insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements.

                  (e) Each Plan administered by the Company has been operated in accordance with all applicable laws, the Company's By-Laws and its internal procedures. No investigation or review by the Brazilian Authorities, including, but not limited to, the Receita Federal, the Secretaria de Previdencia Complementar and the Superintendencia de Seguros Privados - SUSEP is currently pending. No assessment of any Taxes has been made, or to the Best Knowledge of the Company, is contemplated against the Company or any subsidiary on the basis of a failure of any qualification or exemption. Annual Reports have been timely filed with respect to all Plans.

                  (f) Except as set forth on Schedule 4.14, there has been no material violation of the administrative, reporting and disclosure requirements imposed under applicable Brazilian laws for which a penalty has been or may be imposed with respect to any Plan listed in Schedule 4.14 which could potentially disqualify the Plan. No Plan has any material liability of any nature, accrued or contingent, including, without limitation, liabilities for Taxes and contributions (including excise and penalty Taxes), other than for routine payments (including but not limited to death benefit payments) to be made in due course to or on behalf of participants and beneficiaries.


                  (g) (A) Except as set forth on Schedule 4.14, the Company and each subsidiary have made all payments due to date under or with respect to each Plan set forth in Schedule 4.14 and all amounts properly accrued to date due as liabilities of the Company or any subsidiary, under or with respect to each Plan, for the current plan years, have been recorded on the books of the Company or any subsidiary; (B) the Company and each subsidiary have performed all material obligations required to be performed, and are not in material default under, or in material violation of, any such Plan; (C) the Company and each subsidiary are in compliance in all material respects with the requirements prescribed by all statutes, orders or governmental rules or regulations applicable to each such Plan, and none of the Company, any subsidiary, any such Plan is required to take any action to remedy any material violation of any of such requirements; (D) there are no actions, suits, arbitrations, claims (other than insignificant claims), governmental or other proceedings (formal or informal) or investigations pending or to the knowledge of the Company, threatened against any such Plan, the assets of any such Plan, or any fiduciary, administrator or sponsor (in its capacity as such) of any such Plan or related trust (except for claims for benefits payable in the normal operation of such Plan which have not previously been denied under such Plan); (E) except as set forth on Schedule 4.14, no such Plan has incurred any accumulated funding deficiency or actuarial deficiency whether or not waived by the competent authorities; (F) neither the Company nor any subsidiary has incurred, and does not reasonably expect to incur, any liability to the Brazilian authorities, including, but not limited to, the Receita Federal, the Secretaria de Previdencia Complementar and the Superintendencia de Seguros Privados - SUSEP , and no Defined Benefit Plan described in Schedule 4.14 has been terminated or has been the subject of any termination proceeding under circumstances which could reasonably result in the imposition of any such liability on the Company or any subsidiary; (G) no notice of termination has been filed by the plan administrator with respect to any such Defined Benefit Plan; (H) neither the Company nor any subsidiary has contributed, nor does it now contribute to any Multiemployer Plan nor does it have any liability or potential liability for complete or partial withdrawal from any Multiemployer Plan; and (I) the Company has the power to amend and/or terminate every Plan.


                  4.15 Employee Matters. The Company and each of its subsidiaries is in compliance with all applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice, except where the failure to be in compliance or the engagement in such unfair labor practices could not have a Material Adverse Effect. Except as set forth in the SEC Documents, there are no material pending claims against the Company or any of its subsidiaries under any workers compensation plan or policy or for long term disability. Neither the Company nor any of its subsidiaries has obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that could not have a Material Adverse Effect. There are no controversies pending or, to the Best Knowledge of the Company, threatened, between the Company or any of its subsidiaries and any of its employees, which controversies have or could reasonably be expected to have a Material Adverse Effect.

                  4.16 Interested Party Transactions. Except as disclosed in the SEC Documents, neither the Company nor any of its subsidiaries is indebted to any director, officer, employee or agent of the Company or any of its subsidiaries (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to the Company or any of its subsidiaries and there have been no other transactions of the type required to be disclosed pursuant to Items 402 and 404 of Regulation S-K under the Securities Act and the Exchange Act since January 1, 1996.

                  4.17 Insurance. The Company and each of its subsidiaries has policies of insurance and bonds of the type and in amounts customarily carried by Persons conducting businesses or owning assets similar to those of the Company and its subsidiaries and is sufficient in amount and scope to cover those risks to which the Company and its subsidiaries are exposed. There is no material claim pending under any of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Company and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. To the Best Knowledge of the Company there is no threatened termination of, or material premium increase with respect to, any of such policies.

                  4.18 Compliance with Laws. Each of the Company and its subsidiaries has complied with, is not in violation of, and has not received any notices of violation with respect to, any U.S., Brazilian, or other, federal, state, or local statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply which, singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

                  4.19 Minutes Books. The minutes of the Company made available to the Purchaser contain complete and accurate summaries of all meetings of directors and stockholders or actions by written consent since the time of incorporation of the Company and the respective subsidiaries through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

                  4.20 Complete Copies of Materials. The Company and its subsidiaries has delivered or made available true and complete copies of each document that has been requested by the Purchaser or its counsel in connection with their legal and accounting review of the Company and its subsidiaries.

                  4.21 Brokers' and Finders' Fees. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with the Agreements or any transaction contemplated hereby.

                  4.22 Suppliers. As of the date hereof, no material supplier of the Company or any of its subsidiaries has indicated to the Company or any of its subsidiaries that it will stop, or decrease the rate of, supplying materials, products or services to the Company or any of its subsidiaries . Neither the Company nor any of its subsidiaries has breached any agreement with, or engaged in any fraudulent conduct with respect to, any supplier of the Company or any of its subsidiaries.

                  4.23 Occupational Safety and Health. The Company and its subsidiaries and their respective operations, assets and other properties are presently in compliance with all applicable occupational safety and health Legal Requirements. Neither the Company nor any of its subsidiaries has received any notice of, or know of or has any reasonable grounds to believe that there exists any potential environmental or occupational safety and health problem in connection with the Company's or its subsidiaries' operations, assets or properties.

                  4.24 Representations Complete. None of the representations or warranties made by the Company herein or in any Schedule, attached hereto, or in any certificate furnished by the Company or any of its subsidiaries pursuant to this Agreement, or the SEC Documents, contains or will contain at the Closing Date any untrue statement of a material fact, or omits or will omit at the Closing Date to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                    ARTICLE V
                        REPRESENTATIONS OF THE PURCHASER

                  To induce the Company to execute this Agreement, the Purchaser hereby represents and warrants to, and covenants with, the Company with respect to the Purchaser's purchase of Shares and Warrants hereunder, that:

                  5.1 Organization. The Purchaser is a company duly organized, validly existing and in good standing under the laws of Bermuda.

                  5.2 Authority. The Purchaser has the full right, power, legal capacity and authority to execute, deliver and perform its obligations under the Agreements. The execution and delivery of each of the Agreements by the Purchaser does not, and the consummation of the transactions contemplated hereby or thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the organizational documents of the Purchaser or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, laws, ordinance, rule or regulation applicable to the Purchaser or any of its subsidiaries or any of their respective properties, assets or businesses, except where such conflict, violation, default, termination, cancellation or acceleration with respect to the foregoing provisions of clause (ii) would not have and could not reasonably be expected to have a material adverse effect on the Purchaser. The execution, delivery and performance of the Agreements have been duly authorized by all necessary action of the Purchaser.

                  5.3 Enforceability. This Agreement has been, and the other agreements, documents and instruments required to be delivered by the Purchaser hereunder, when executed and delivered in accordance with the provisions hereof will be duly executed and delivered on behalf of the Purchaser and this Agreement constitutes and the other Agreements, when so executed and delivered will constitute, a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with the terms hereof and thereof.

                  5.4 Securities Act.

                  (a) The Shares and Warrants to be purchased by the Purchaser pursuant to this Agreement are being acquired for investment purposes only and not with a view to any public distribution thereof, and it will not offer to sell or otherwise dispose of the Shares or Warrants so acquired by it in violation of any of the registration requirements of the Securities Act.

                  (b) The Purchaser has substantial experience in business and financial matters and in making investments of the type contemplated by this Agreement and is capable of evaluating the merits and risks of its purchase of the Shares and Warrants and is able to bear the economic risks of its investment.

                  (c) The Purchaser has had an opportunity to discuss the Company's business, management and financial affairs, and the terms and conditions of the Shares and Warrants with the Company's management and all such questions have been answered to the full satisfaction of the Purchaser.

                  (d) The Purchaser is an entity that qualifies as an "accredited investor" within the meaning of Rule 5.01(a) of Regulation D under the Securities Act.

                                   ARTICLE VI
                             CONDITIONS OF PURCHASE

                  6.1 Conditions Precedent to the Purchaser's Performance. The obligation of the Purchaser to consummate the transactions described herein which are to be consummated on the Closing Date and to perform its other covenants and agreements in accordance with the terms and conditions of this Agreement is subject to the satisfaction, at or before Closing, of each of the conditions set forth in this Section 6.1. The Purchaser may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by the Purchaser of any of its other rights or remedies, at law or in equity, if the Company shall be in default of any of its respective representations, warranties, agreements, or covenants under this Agreement.

                  (a) Representations and Warranties of Shareholder or Company. All representations and warranties made by the Company in the Agreements, or in any other statement that shall be delivered to the Purchaser by or on behalf of the Company in connection with the transactions contemplated hereby and thereby shall be true and complete when made, and on and as of the Closing Date as though made as of such date.

                  (b) Performance of the Company. The Company shall have performed and complied with all covenants and agreements, and satisfied all obligations and conditions required by the Agreements to be performed, complied with or satisfied by it at or before the Closing.

                  (c) No Adverse Changes. During the period from the Balance Sheet Date to Closing, there shall not have been or occurred any material adverse change in the business, operations, prospects, properties, assets, liabilities or condition, (financial or other), of the Company or the Company and its subsidiaries, taken as a whole and neither the Company nor any of its subsidiaries shall have sustained any material loss or damage to any of their respective assets or properties, whether or not insured.

                  (d) Certificate of the Company The Purchaser shall have received a certificate, dated as of the Closing Date, signed by the Company's President certifying, in such detail as the Purchaser and its counsel may reasonably request, that the conditions specified in paragraphs (a) through (c) above and (g), (j) and (n) below have been satisfied.

                  (e) Share Certificates. The Purchaser shall have received share certificates representing all of the Shares and the Warrants, duly registered in the name of the Purchaser.

                  (f) Good Standing Certificate. The Purchaser shall have received certificates of good standing of the Company dated not more than one month prior to Closing, in the State of Delaware and each of the other jurisdictions in which it is qualified to do business at the time of Closing.

                  (g) Absence of Litigation. No action, suit, or proceeding before any Governmental Body pertaining to the transactions contemplated by the Agreements or to their consummation, shall have been instituted or threatened by a third party on or before the Closing.

                  (h) Notice of Changes. The Purchaser shall have received from the President and Chief Financial Officer of the Company a certificate, dated the Closing Date, that on the basis of a review of the latest available accounting records of the Company and its subsidiaries and upon consultation with other responsible officers of the Company and its subsidiaries, and upon other pertinent inquiries that they may deem necessary, from the Balance Sheet Date to a specific date not more than five business days before Closing, there was no adverse change in the financial condition or results of operations of the Company and its subsidiaries, taken as a whole.

                  (i) Opinion of Counsel. The Purchaser shall have received from counsel for the Company, Cooperman Levitt Winkoff Lester & Newman, P.C., their opinion addressed to the Purchaser, dated the Closing Date in the form set forth in Exhibit 6.1 hereto.

                  (j) Authorization. The Board of Directors of the Company shall have duly adopted resolutions in form reasonably satisfactory to the Purchaser authorizing the Company to consummate the transactions contemplated hereby and by the other Agreements in accordance with the terms hereof and thereof, and the Purchaser shall have received a duly executed certificate of the Secretary or an Assistant Secretary of the Company setting forth a copy of such resolutions and such other matters as may be requested by the Purchaser.

                  (k) Stockholders' Agreement. The Company, the Purchaser, and certain stockholders of the Company identified by the Purchaser shall have executed and delivered a Stockholders' Agreement in the form of Exhibit A hereto, with a revised Schedule D thereto, which Schedule shall be acceptable to the parties hereto.

                  (l) Registration Rights Agreement. The Company and the Purchaser shall have executed and delivered a Registration Rights Agreement in the form of Exhibit B hereto.

                  (m) Warrant Agreement. The Company and the Purchaser shall have executed and delivered a Warrant Agreement in the form of Exhibit C hereto.

                  (n) Reservation of Shares. The Company shall have reserved for issuance solely for the purposes of issue upon exercise of the Warrants, such number of shares of Common Stock as shall then be issuable upon exercise of the Warrants.

                  (o) Purchaser Authorization. The execution and delivery of the Agreements and the consummation of the transactions contemplated hereby and thereby shall have been authorized by all necessary action (corporation or other) on the part of the Purchaser.

                  (p) All Proceedings Satisfactory. All corporate and other proceedings taken prior to or at the Closing in connection with the transactions contemplated by this Agreement, and all documents and evidences incident thereto, shall be reasonably satisfactory in form and substance to the Purchaser, and the Purchaser shall receive such copies thereof.

                  (q) Employment Agreements. The Purchaser shall have received evidence, satisfactory to the Purchaser, that each Person party to a severance or employment agreement with the Company has agreed that the acquisition by the

Purchasers or its transferees of Common Stock on the Closing Date and from time to time thereafter, including the Shares and the Warrants will not constitute a "Change of Control" as such term is defined in each such agreement.

                  (r) Other. The Purchaser shall have received such other opinions, certificates, and documents as it may reasonably request and shall have completed its due diligence review of the Company and be satisfied with the results thereof.

                  6.2 Conditions Precedent to the Company's Performance. The obligations of the Company to consummate the transactions described herein which are to be consummated on the Closing Date and to perform its other covenants and agreements in accordance with the terms and conditions of this Agreement are subject to the satisfaction, at or before Closing, of each of the conditions set forth in this Section 6.2. The Company may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of any condition shall constitute a waiver by the Company of any of their rights or remedies, at law or in equity, if the Purchaser shall be in default of any of its representations, warranties, agreements or covenants under this Agreement.

                  (a) Representations and Warranties of the Purchaser. All representations and warranties by the Purchaser contained in this Agreement or in any written statement delivered by the Purchaser under this Agreement shall be true on and as of the Closing Date as though such representations and warranties were made on and as of such date.

                  (b) Performance of the Purchaser. The Purchaser shall have performed and complied with all covenants and agreements, and satisfied all obligations and conditions required by this Agreement to be performed, complied with, or satisfied by it on or before the Closing.

                                   ARTICLE VII
                            COVENANTS OF THE COMPANY

                  The Company shall comply with the following covenants, except as shall otherwise be expressly agreed pursuant to a written consent executed by the Purchaser.

                  7.1 Use of Proceeds. The proceeds received by the Company hereunder shall be used by the Company exclusively for the purposes set forth in
Schedule 7.1.

                  7.2 Registration Rights. All Shares purchased by the Purchaser under this Agreement and all shares to be issued upon exercise of the Warrants shall be subject to registration rights in accordance with the Registration Rights Agreement set forth in Exhibit B.

                  7.3 Underwriters. Banco Icatu S.A. and/or Icatu Securities, Inc. shall have the right of first refusal to be the sole and exclusive underwriter or placement agent with respect to any debt or equity instruments issued by the Company; provided, however, that any underwriting or placement wholly within the United States of America and/or Europe or having a significant tranche therein shall have a co-managing underwriter or co-placement agent reasonably satisfactory to the Company and Banco Icatu S.A. and/or Icatu Securities, Inc.

                  7.4 Exchange, Transfer and Replacement of Share Certificates. Upon surrender of any certificate representing Shares or Warrants for exchange or transfer at the offices of the Company, the Company shall, at its expense (exclusive of applicable transfer taxes), issue in exchange therefor new certificates in such denomination or denominations as may be requested for the same aggregate number of shares of Common Stock or Warrants represented by the certificate so surrendered and registered as may be requested. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any certificate representing Shares or Warrants and, in the case of any such loss, theft or destruction, upon delivery of an agreement of indemnity, and if required such other instruments or security bond, reasonably satisfactory to the Company and its transfer agent, or, in the case of any such mutilation, upon surrender and cancellation thereof, the Company shall, at its expense, issue a new certificate for the same aggregate number of Shares or Warrants represented by such lost, stolen, destroyed or mutilated certificate, as the case may be.

                  7.5 Reservation of Shares The Company will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issue upon exercise of the Warrants, such number of shares of Common Stock as shall then be issuable upon exercise of the Warrants. The Company covenants that all shares of Common Stock which shall be issuable upon exercise of the Warrants shall, at the time of delivery thereof and upon payment of the exercise price with respect thereto, be duly and validly issued and fully paid and non-assessable and free from all preemptive or similar rights, taxes, liens, charges and Encumbrances with respect to the issue thereof, and that upon issuance such shares shall have been registered with the Securities and Exchange Commission under the Securities Act and shall be listed on each securities exchange, if any, on which the other shares of outstanding Common Stock of the Company are then listed.

                                  ARTICLE VIII
                      COMPANY'S OBLIGATIONS BEFORE CLOSING

                  8.1 Affirmative Obligations of the Company. During the period from the date of this Agreement and continuing until the Closing, the Company agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing the Purchaser), to carry on its and its subsidiaries' business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted; to pay Taxes when due subject (i) to good faith disputes over such debts or Taxes, and (ii) to the Purchaser's consent to the filing of material Tax Returns, if applicable; to pay or perform all other obligations when due; and to use all reasonable efforts consistent with past practice and policies to preserve intact its and its subsidiaries' present business organizations, use its best efforts consistent with past practice to keep available the services of its and its present subsidiaries' officers and key employees and use its best efforts consistent with past practice to preserve its relationships with suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its and its subsidiaries' ongoing businesses shall be unimpaired at the Closing. The Company agrees to notify promptly the Purchaser of any event or occurrence not in the Ordinary Course of its Business, and of any event which could have a Material Adverse Effect. Without limiting the foregoing, except as expressly contemplated by this Agreement, the Company shall not do or cause or permit any of the actions set forth in Section 9 of the Stockholders' Agreement, without the prior written consent of the Purchaser;

                  The Company agrees that if the Shares and the shares of Common Stock underlying the Warrants are not subject to an effective registration statement within 135 days after the Closing Date, the Purchaser shall have the right to sell the Shares to the Company at a price of $4.00 per share and the Company shall have the obligation to purchase the Shares for cash within 30 days following such 135-day period.

                  8.2 Negative Obligations of the Company. During the period from the date of this Agreement and continuing until the Closing, except as expressly contemplated by this Agreement, the Company shall not do, cause or permit any of the following without the prior written consent of the Purchaser, which consent shall not be unreasonable withheld:

                  (a) Material Contracts. Enter into any material contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its material contracts;

                  (b) Intellectual Property. Transfer to any Person any rights to its Intellectual Property;

                  (c) Exclusive Rights. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

                  (d) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its and its subsidiaries' business, taken as a whole;

                  (e) Indebtedness. Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others, other than in the Ordinary Course of Business consistent with the Business Plan (as such term is defined in the Stockholders' Agreement);

                  (f) Leases. Enter into any operating lease providing for payments in excess of an aggregate of $100,000, other than in the Ordinary Course of Business consistent with the Business Plan;

                  (g) Payment of Obligations. Pay, discharge or satisfy in an amount in excess of $10,000 in any one case or $100,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the Ordinary Course of Business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Financial Statements and other than the expenses related to this Agreement or any of the transactions contemplated hereby;

                  (h) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements except in the Ordinary Course of Business consistent with the Business Plan;

                  (i) Insurance. Reduce the amount of any insurance coverage provided by existing insurance policies;

                  (j) Employee Benefit Plans; New Hires; Pay Increases. Adopt or amend any employee benefit or stock purchase or option plan, or hire any new director level or officer level employee, pay any special bonus or special remuneration to any employee or director, or increase the salaries or wage rates of its employees;

                  (k) Severance Arrangements. Grant any severance or termination pay (i) to any director or officer, or (ii) to any other employee, except payments made pursuant to standard written agreements outstanding on the date hereof;

                  (l) Lawsuits. Commence a lawsuit other than (i) for the routine collection of bills or (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with the Purchaser prior to the filing of such a suit;

                  (m) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

                  (n) Taxes. Other than in the Ordinary Course of Business, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement or settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

                  (o) Revaluation. Revalue any of its assets, including without limitation writing down the value or inventory or writing off notes or accounts receivable other than in the Ordinary Course of Business; or

                  (p) Other. Take or agree in writing or otherwise to take, any of the actions described in Sections 8.2(a) through (o) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

                                   ARTICLE IX
                            OBLIGATIONS AFTER CLOSING

                  9.1 Company's Indemnity. The Company hereby agrees to indemnify, defend and hold harmless the Purchaser, any affiliate of the Purchaser and any director, officer, employee, representative or agent of any of them (a "Purchaser Indemnified Party") from and against, and agrees to pay or cause to be paid to the Purchaser all amounts ("Purchaser Losses") equal to the sum of, any and all claims, demands, costs, expenses or other liabilities of any kind that any Purchaser Indemnified Party may incur or suffer, directly or indirectly, including without limitation the cost of investigation, fines, penalties, cleanup, containment and preventative, restoration or mitigating measures and all professional fees (including without limitation reasonable attorneys', accountants', consultants' and engineering fees) which arise out of, result from or relate to any misrepresentation or breach by the Company of, or any failure by the Company to perform, any of its representations, warranties, covenants, obligations or agreements in any of the Agreements, or in any schedule, certificate, exhibit, or other instrument furnished by, or on behalf of, the Company under the Agreements.

                  9.2 Claims Between the Purchaser and the Company. Any claim for indemnification under this Agreement which does not result from the assertion of a claim by a third party shall be asserted by written notice given by the party seeking indemnification (the "Indemnified Party") to the other party (the "Indemnifying Party"). The Indemnifying Party shall have a period of 20 days within which to respond thereto. If the Indemnifying Party does not respond within such 20 day period, the Indemnifying Party shall be deemed to have accepted responsibility for such indemnity, and shall have no further right to contest the validity of such claim. If the Indemnifying Party does respond within such 20 day period and rejects such claim in whole or in part, the Indemnified Party shall be free to pursue such remedies as may be available to it under this Agreement and applicable law.

                  9.3 De Minimis If the Closing occurs, the Purchaser shall not make any claims or assert any rights under this Agreement until the aggregate amount of all actual damages incurred by the Purchaser exceeds $50,000 (fifty thousand dollars). At such time the Purchaser shall be entitled to recover the full amount of such damages. The limitation set forth in this Section 9.3 shall not apply to (a) any misrepresentation or breach of any representation or warranty which the Company had knowledge at the time such representation or warranty was made or deemed to have been made that such representation or warranty was untrue, (ii) any breach or misrepresentation of Section 4.6 or
(iii) any intentional breach or failure to perform any covenant or obligation or agreement contained herein

                  9.4 Payment. Any and all amounts determined from time to time to be paid by the group hereto by reason of its indemnity obligations under
Section 9.1 of this Agreement shall be paid in cash, on demand.

                                    ARTICLE X
                                     GENERAL

                  10.1 Amendments, Waivers and Consents. For the purposes of this Agreement and all agreements, documents and instruments executed pursuant hereto, except as otherwise specifically set forth herein or therein, no course of dealing between the Company and the Purchaser and no delay on the part of any party hereto in exercising any rights hereunder or thereunder shall operate as a waiver of the rights hereof and thereof. No covenant or other provision hereof or thereof may be waived otherwise than by a written instrument signed by the party so waiving such covenant or other provision. Any amendment or waiver effected in accordance with this paragraph shall be binding upon the Purchaser and the Company.

                  10.2 Survival of Covenants; Assignability of Rights

                  (a) All representations and warranties of the Company contained herein or in any of the other Agreements or in any certificate or other instrument delivered by the Company pursuant to the Agreements or in connection with the transactions contemplated hereby or thereby shall survive the closing.

                  (b) This Agreement and the rights hereunder shall not be assignable or transferable by the Purchaser or the Company (except by operation of law in connection with a merger, consolidation or other reorganization or sale of all or substantially all the assets of the Purchaser or the Company) without the prior written consent of the other party hereto; provided that the Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any transferee of the Shares or Warrants. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. The assignment by the Purchaser of any rights, interest or obligations under this Agreement to any transferee of the Shares or Warrants acquired hereunder shall not affect or diminish the rights or obligations of the Purchaser under this Agreement.

                  10.3 Governing Law The enforcement of this Agreement shall be governed by, and in connection with such enforcement this Agreement shall be construed in accordance with, the laws of the State of New York.

                  10.4 Section  Headings.   The descriptive headings in this
Agreement have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provision thereof or hereof.

                  10.5 Publicity.The Company and the Purchaser agree that (a) no public release or announcement concerning the transactions contemplated hereby shall be issued by any party hereto without the prior consent of the other party, except as such release or announcement may be required by law or the rules or regulations of any securities exchange, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance and (b) without the prior consent of the Purchaser, the Company shall not issue any public release or announcement or issue or distribute any document to be used in connection with the private or public sale of debt or equity securities of the Company if such release, announcement or document refers to the Purchaser's investment in or contracts or other arrangements with the Company, except as may be required by law or the rules or regulations of any securities exchange or by any Governmental Body, in which case the Company shall allow the Purchaser reasonable time to comment on the relevant portions of such release, announcement or document.

                  10.6 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute but one and the same document.

                  10.7 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by certified or registered mail, postage prepaid, return receipt requested, or delivered to a nationally recognized next business day courier for delivery on the next business day, or by facsimile, with a copy sent as aforesaid and in any instance addressed as follows:

                  (i)      if to the Purchaser

                           AIG Latin America Equity Partners, Ltd.
                           AIG Latin America Investment Advisors, Inc.
                           80 Pine Street, 14th Floor
                           New York, NY 10005
                           Attn: Alberto Marcel

                           with a copy to:

                           Curtis, Mallet-Prevost, Colt & Mosle
                           101 Park Avenue, 35th Floor
                           New York, NY 10178
                           Attn:  Lawrence Goodman, Esq.

                  (ii)     if to the Company

                           Brazil Fast Food Corp.
                           Praia do Flamengo
                           200-22(degree):  Andar
                           CEP 22210-030
                           Rio de Janeiro, Brazil
                           Attention: Peter van Voorst Vader
                           with a copy to:

                           Cooperman Levitt Winikoff Lester & Newman, P.C. 800 Third Avenue
                           New York, NY 10022
                           Attn: Ira Roxland, Esq.

                  10.8 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be deemed prohibited or invalid under such applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, and such prohibition or invalidity shall not invalidate the remainder of such provision or the other provisions or this Agreement.

                  10.9 Expenses. The Company shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement, and the Purchaser shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement

                  10.10 Entire Agreement. This Agreement and the agreements referred to herein contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.

                  10.11 Specific Enforcement; Injunctive Relief. The parties acknowledge that damages would be an inadequate remedy for any breach of the provisions of this Agreement. Therefore, the obligations of the parties hereunder shall be specifically enforceable and each of the parties agrees that each of them shall be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction, restraining any party from committing any violations of the provisions of this Agreement.

                  IN WITNESS WHEREOF, the undersigned have executed this Agreement as a sealed instrument as of the day and year first above written.

                                        BRAZIL FAST FOOD CORP.


                                        By:  /s/ P.Van Voorst Vader
                                             ----------------------------------
                                        Name:  P. Van Voorst Vader
                                        Title: Chief Executive Officer


                                        AIG LATIN AMERICA EQUITY PARTNERS, LTD.


                                        By:  /s/ Alberto Marcel
                                             ----------------------------------
                                        Name:  Alberto Marcel
                                        Title: Chief Executive Officer